INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement under the Securities Act of 1933 filed under Registration Statement No. 33-51626 of our report dated January 17, 1997, relating to Schwartz Value Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Auditors", in such Registration Statement and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus of Schwartz Value Fund.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Dayton, Ohio
April 28, 1997